PROSPECTUS SUPPLEMENT NO. 1 (To Prospectus dated May 1, 2006)	Filed pursuant to Rule 424(b)(3) Registration No. 333-133072
UROPLASTY, INC.
1,918,809 Shares of Common Stock
and
1,180,928 Shares of Common Stock
Issuable Upon Exercise of Warrants
This prospectus supplement relates to shares of our common stock that may be sold at various times by certain selling shareholders. You should read this prospectus supplement no. 1 and the prospectus dated May 1, 2006, which is to be delivered with this prospectus supplement. Our May 1, 2006 prospectus is a combined prospectus under Rule 429(a) of the Securities Act of 1933, as amended, with our prior prospectus dated July 29, 2005 and supplements thereto (See Registration No. 333-126737 filed with the Securities and Exchange Commission on July 20, 2005 and declared effective on July 29, 2005).
This prospectus supplement contains our Current Report on Form 8-K relating to the adoption by our shareholders of our 2006 Stock and Incentive Plan at a special meeting held on May 3, 2006. This report was filed with the Securities and Exchange Commission on May 9, 2006. The attached information supplements and supersedes, in part, the information contained in the prospectus.
Our common stock is traded on the American Stock Exchange under the symbol “UPI.” On May 8, 2006, the closing price of our common stock on the American Stock Exchange was $2.00 per share.
This investment is speculative and involves a high degree of risk. See “Risk Factors” on page 6 of the prospectus to read about factors you should consider before buying shares of the common stock.
Neither the SEC nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
Prospectus Supplement dated May 9, 2006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): May 3, 2006
UROPLASTY, INC.
(Exact name of registrant as specified in charter)

000-20989	41-1719250

(Commission File No.)	(IRS Employer Identification No.)
Minnesota
(State or other jurisdiction of incorporation or organization)
2718 Summer Street NE
Minneapolis, Minnesota 55413-2820
(Address of principal executive offices)
612-378-1180
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name and Address)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 of the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement
Signatures

Item 1.01 Entry into Material Definitive Agreement
1.      Adoption of 2006 Stock and Incentive Plan
     On May 3, 2006, our shareholders approved our 2006 Stock and Incentive Plan (the “2006 Plan”). The 2006 Plan reserves for issuance 1,200,000 shares of our common stock for stock-based awards including stock options, restricted stock awards and other equity-based awards. Any employee, officer, director, consultant, advisor or other natural person providing services to us or our subsidiaries is eligible to receive an award under the 2006 Plan if selected by the committee administering the 2006 Plan.
     The material terms of the 2006 Plan are set forth in our definitive Schedule 14A relating to our definitive proxy materials for our 2006 Special Meeting of Shareholders, as filed with the Securities and Exchange Commission on March 27, 2006. We refer you to such filing for the description of the material terms of the 2006 Plan and a copy of the plan document. The terms of the 2006 Plan described in such filing are incorporated herein by reference.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
Dated: May 9, 2006

UROPLASTY, INC.
By:	/s/ MAHEDI A. JIWANI
Mahedi A. Jiwani
Vice President, Chief Financial Officer and Treasurer